EXHIBIT 99.1

FOR IMMEDIATE RELEASE: OCTOBER 16, 2008

LEGGETT & PLATT ANNOUNCES THIRD QUARTER EARNINGS

Carthage, MO, October 16, 2008 —

•	3Q reported EPS of $.20, which includes $.14 of charges from non-recurring items.

•	3Q adjusted EPS from Continuing Operations of $.34 (excluding non-recurring items).

•	3Q sales from Continuing Operations of $1.13 billion, a 3.7% increase from 3Q 2007.

•	4 business units divested for after-tax cash proceeds of $388 million; 3 other dispositions proceeding.

•	Contracting Store Fixtures unit to approximately $250-275 million sales, focused on metal fixtures.

•	2008 adjusted EPS guidance of $1.00-1.15 (Continuing Operations, excluding non-recurring items).

Diversified manufacturer Leggett & Platt reported third quarter earnings per diluted share of $.20. Per share earnings from Continuing Operations, adjusted to exclude restructuring and tax items were $.34 (see reconciliation below). In the third quarter of 2007, earnings per share from Continuing Operations were $.36. The year-over-year reduction in Continuing Operations’ earnings is primarily due to lower unit volumes and higher LIFO expense.

	Third Quarter
	2008	2007
$/share:
Continuing Operations, adjusted	.34	.36
Restructuring-related costs	(.02)	—
Unusual tax item	(.03)	—

Continuing Operations, as reported	.29	.36

Discontinued operations	(.09)	.01

EPS, as reported	.20	.37

Diluted Shares, mln	166.1	177.4

Sales, Continuing Operations, $mln	1,132	1,092

Third quarter sales from Continuing Operations were $1.13 billion, 3.7% higher than last year’s sales of $1.09 billion. Same location sales improved 4.3%, as price inflation and market share gains more than offset soft market demand and the company’s decision to exit specific sales volume (with unacceptable profit margins).

Cash flow from the divestiture program was very strong, providing $388 million of after-tax proceeds. In addition, cash flow from operations provided $77 million. During the quarter the company used $141 million (net) to purchase its stock, reduced debt by $223 million, increased working capital by $60 million, paid $42 million in dividends, and funded $26 million of capital expenditures. Net debt to capital declined 340 basis points to 28.2% at the end of the third quarter, below the company’s 30%-40% target level.

Discontinued operations posted a loss of $.09 per share in the third quarter, which reflects asset impairments, gains and losses on asset sales, and restructuring charges. In the third quarter of 2007, earnings per share from discontinued operations were $.01.

1 of 6

CEO Comments

President and CEO David S. Haffner remarked, “We made significant progress in the third quarter relative to our previously announced strategic plan. We completed the sale of four business units for $388 million in after-tax cash proceeds, reached a decision regarding our Store Fixtures business unit, set a new record for the amount of stock repurchased in a single quarter, and spent much of September reviewing each business unit’s strategic plans (the result of implementing a new strategic planning process early this year).

“Per share earnings from Continuing Operations, adjusted to exclude non-recurring items, declined 6% from 2007. The markets we serve weakened appreciably toward the quarter’s end, as consumers reign in spending during this unprecedented period of tight credit and high stock market volatility. On the other hand, we continue to successfully pass along higher raw material costs, and to gain market share as bedding manufacturers reduce their use of imported innerspring components. As a reminder, in late July the U.S. Department of Commerce announced preliminary duties on imported innersprings (from specific countries, including China) of between 116% and 235%.

“We have concluded that our Store Fixtures business unit, in its current form, is not capable of meeting our return requirements. Accordingly, we intend to narrow the unit’s scope to focus primarily on the ‘metals’ part of the fixtures industry, in alignment with Leggett’s core competency of producing steel and steel-related products. We aim to eliminate additional Store Fixtures production facilities, effect changes to senior management, reduce unit overhead, purge customer accounts with unacceptable margins, and trim annual trade sales to $250-275 million. We do not expect to incur significant impairment charges related to these activities. This smaller unit will be positioned to deliver at least cost-of-capital returns. It is now designated as a ‘Core’ business in our portfolio; as such, it is to generate free cash flow and improve profit while minimizing use of capital.

“Our financial position is excellent. We have debt levels below our targets, no significant long-term debt maturing until 2012, and $375 million of additional availability under our 4-year bank facility. As we have consistently stated, we intend to use the majority of divestiture proceeds to buy shares of our stock, but we may complete those purchases at a slower pace than we previously anticipated, as we cautiously await more clarity regarding the economy.

“Despite external economic and market issues, we are very comfortable with our strategic direction and the initiatives we unveiled last November. We are absolutely committed to the continued execution of our plan, and believe our actions are reestablishing Leggett as a stronger and more profitable company. Our goal is to consistently generate total shareholder return of 12-15% per year, on average.”

Divestitures

In November 2007, the company announced that seven of its business units were to be divested. During the third quarter the company completed the divestiture of four of those business units: Aluminum Products (by far the largest of the seven), Wood, Plastics, and the dealer portion of Commercial Vehicle Products. For these four divested units the company collectively received after-tax cash proceeds of $388 million (not including the value of subordinated notes and preferred stock). Leggett is in discussions with potential buyers for the three remaining units (Storage Products, Fibers, Coated Fabrics), and anticipates their successful disposition once the credit markets improve.

Stock Repurchases and Dividends

During the quarter the company bought 7.9 million shares of its stock (a quarterly record) at an average price of $20.16 per share. For the year, the company has repurchased nearly 14 million shares, fully exhausting its annual repurchase authorization (of 10 million shares), and partially utilizing the Board’s supplementary authorization to purchase up to 20 million additional shares with proceeds from the divestitures.

Leggett declared a third quarter dividend of $.25 per share (paid on October 15), representing a 39% increase over last year’s third quarter dividend of $.18 per share. The current dividend yield is approximately 5.9% (based on a $17 stock price). This year marks the company’s 37th consecutive annual dividend increase at an average compound growth rate of over 14%. It is the company’s intent to continue to increase annual dividends.

2 of 6

2008 Outlook

Expected earnings per share for the full year 2008 are $1.00-1.15 for Continuing Operations excluding non-recurring items, and $.75-.95 on an as-reported basis.

2008 Full Year Guidance	Current	In July
$/share:
First half of year	.51
Third quarter	.34
Fourth quarter forecast	.15-.30

Continuing Operations excl. non-recurring items	1.00-1.15	1.10-1.40

Restructuring-related costs	(.10)-(.15)	(.10)
Unusual tax items	(.05)	not estimated
Discontinued operations	(.05)	not estimated

EPS Guidance	.75-.95

2008 sales (from Continuing Operations) are projected to be approximately $4.1 billion, about 3% lower than in 2007. This reflects steel-related price inflation, weak fourth quarter market demand, the deliberate elimination of approximately $100 million of unprofitable revenue (earlier this year) from the company’s Store Fixtures business, and minimal acquisition revenue.

The company’s fourth quarter forecast anticipates weak market demand overall, and $12 million of LIFO expense. Sales for the fourth quarter are expected to be approximately $200 million lower than in the third quarter.

LIFO Expense

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Steel price increases this year have been significant, resulting in an estimated adjustment, or LIFO expense, of $47 million for the full year (for Continuing Operations), which contrasts with $1 million of LIFO income in 2007. Earnings for the third quarter reflect a LIFO expense of $19.7 million, compared to LIFO income of $2.2 million in 3Q 2007.

SEGMENT RESULTS – Third Quarter 2008 (versus 3Q 2007)

Residential Furnishings – Total sales from Continuing Operations increased $13 million, or 2%. Improved market share and inflation-related price increases largely offset the weak market demand experienced in many parts of the segment. EBIT (earnings before interest and income taxes) from Continuing Operations increased $12 million, primarily due to higher sales and operating improvements.

Commercial Fixturing & Components – Total sales from Continuing Operations decreased $40 million, or 17%, due to reduced spending by retailers and the company’s decision to eliminate revenue with unacceptable profit margins. EBIT from Continuing Operations declined $10 million, largely due to the sales decrease and restructuring-related costs.

Industrial Materials – Total sales increased $94 million, or 47%, as a result of the pass through of higher steel costs and increased sales of steel billets. EBIT increased $18 million due to higher sales and operating improvements.

Specialized Products – Total sales from Continuing Operations decreased $1 million. Continued sales growth in the European and Asian automotive markets was offset in the quarter by lower volume from North American automotive markets and the fleet portion of Commercial Vehicle Products. EBIT from Continuing Operations declined $6 million due to higher steel costs and weakness in both the commercial vehicle and North American automotive markets.

3 of 6

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on October 17. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2053; there is no passcode. Fourth quarter results will be released after the market closes on Tuesday, February 3, 2009, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s Continuing Operations are composed of 21 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) drawn steel wire; e) automotive seat support and lumbar systems; f) carpet underlay; g) adjustable beds; and h) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

4 of 6

LEGGETT & PLATT				October 16, 2008
RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2008	2007	Change	2008	2007	Change
Net sales (from continuing operations)	$1,132.2	$1,092.2	3.7%	3,193.6	$3,210.3	(1)%
Cost of goods sold	925.1	876.6		2,613.0	2,591.2

Gross profit	207.1	215.6		580.6	619.1
Selling & administrative expenses	105.5	105.9	(0)%	317.0	319.7	(1)%
Amortization	6.2	5.3		18.5	16.6
Other expense (income), net	0.3	(0.7)		0.2	(0.9)

Earnings before interest and taxes	95.1	105.1	(10)%	244.9	283.7	(14)%
Interest expense	11.9	15.2		38.3	43.1
Interest income	2.3	2.7		6.7	6.3

Earnings before income taxes	85.5	92.6		213.3	246.9
Income taxes	37.1	28.5		82.2	70.1

Net earnings from continuing operations	48.4	64.1		131.1	176.8
Discontinued operations, net of tax [1]	(15.7)	1.6		(8.7)	24.6

Net earnings	$32.7	$65.7	(50)%	$122.4	$201.4	(39)%

Earnings per diluted share
From continuing operations	$0.29	$0.36		$0.77	$0.98
From discontinued operations	($0.09)	$0.01		($0.05)	$0.13
Net earnings per diluted share	$0.20	$0.37	(46)%	$0.72	$1.11	(35)%
Shares outstanding
Common stock (at end of period)	157.0	170.1		157.0	170.1
Basic (average for period)	165.6	177.1		170.0	180.7
Diluted (average for period)	166.1	177.4		170.2	181.2

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2008	2007	Change	2008	2007	Change
Net earnings	$32.7	$65.7		$122.4	$201.4
Depreciation and amortization	34.4	44.9		105.6	135.1
Working capital decrease (increase)	(59.9)	60.5		(146.8)	86.8
Asset Impairment	26.6	0.4		32.4	2.7
Other operating activity	42.8	22.7		89.5	9.5

Net Cash from Operating Activity	$76.6	$194.2	(61)%	$203.1	$435.5	(53)%
Additions to PP&E	(26.0)	(37.4)	(30)%	(90.8)	(108.5)	(16)%
Purchase of companies, net of cash	(8.2)	(2.0)		(9.3)	(85.7)
Proceeds from asset sales	369.8	4.2		386.0	105.8
Dividends paid	(42.0)	(32.2)		(127.7)	(93.7)
Repurchase of common stock, net	(140.6)	(123.4)		(251.5)	(207.9)
Additions (payments) to debt, net	(208.7)	17.8		(86.6)	14.6
Other	(12.6)	(1.1)		(17.2)	(3.7)

Increase (Decr.) in Cash & Equiv.	$8.3	$20.1		$6.0	$56.4

EBITDA [2]	$123.3	$153.3	(20)%	$364.0	$465.0	(22)%

FINANCIAL POSITION [3]	September 30
(In millions)	2008	2007	Change
Cash and equivalents	$211.4	$188.3
Receivables	721.0	857.6
Inventories	644.8	754.1
Held for sale	63.0	0.0
Other current assets	74.3	85.0

Total current assets	1,714.5	1,885.0	(9)%
Net fixed assets	722.4	964.7
Held for sale	43.8	0.0
Goodwill and other assets	1,249.8	1,492.5

TOTAL ASSETS	$3,730.5	$4,342.2	(14)%

Trade accounts payable	$271.4	$269.8
Current debt maturities	17.1	92.3
Held for sale	15.6	0.0
Other current liabilities	381.7	393.4

Total current liabilities	685.8	755.5	(9)%
Long term debt	998.2	1,067.5	(6)%
Deferred taxes and other liabilities	146.9	172.1
Held for sale	0.1	0.0
Shareholders’ equity	1,899.5	2,347.1	(19)%

Total capitalization	3,044.7	3,586.7

TOTAL LIABILITIES & EQUITY	$3,730.5	$4,342.2

Net Debt to Net Capital [4]	28.2%	27.8%
Return on Equity [5]	(4.2)%	11.6%

[1]

Discontinued operations include: Aluminum Products; Prime Foam, Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]	In the 2008 balance sheet, amounts related to the planned divestitures are reflected on the lines captioned “Held for sale.” The 2007 balance sheet does not reflect comparable adjustments.
[4]

Net Debt = Long Term Debt + Current Debt Maturities – Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities – Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[5]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders' Equity averaged for start and end of the twelve months.

LEGGETT & PLATT				October 16, 2008
SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2008	2007	Change	2008	2007	Change
External Sales
Residential Furnishings	$575.8	$563.6	2.2%	$1,646.0	$1,708.6	(3.7)%
Commercial Fixturing & Components	195.1	235.8	(17.3)%	561.6	638.2	(12.0)%
Industrial Materials	203.4	134.2	51.6%	513.0	386.6	32.7%
Specialized Products	157.9	158.6	(0.4)%	473.0	476.9	(0.8)%

Total	$1,132.2	$1,092.2	3.7%	$3,193.6	$3,210.3	(0.5)%

Inter-Segment Sales
Residential Furnishings	$4.2	$3.6		$14.3	$12.0
Commercial Fixturing & Components	4.4	3.5		13.9	13.6
Industrial Materials	89.9	65.1		240.1	199.9
Specialized Products	14.1	14.6		47.4	37.2

Total	$112.6	$86.8		$315.7	$262.7

Total Sales
Residential Furnishings	$580.0	$567.2	2.3%	$1,660.3	$1,720.6	(3.5)%
Commercial Fixturing & Components	199.5	239.3	(16.6)%	575.5	651.8	(11.7)%
Industrial Materials	293.3	199.3	47.2%	753.1	586.5	28.4%
Specialized Products	172.0	173.2	(0.7)%	520.4	514.1	1.2%

Total	$1,244.8	$1,179.0	5.6%	$3,509.3	$3,473.0	1.0%

EBIT
Residential Furnishings	$61.8	$50.0	24%	$147.7	$148.7	(1)%
Commercial Fixturing & Components	9.2	19.5	(53)%	25.5	42.1	(39)%
Industrial Materials	34.0	16.4	107%	75.7	42.9	76%
Specialized Products	10.8	16.9	(36)%	39.1	48.6	(20)%
Intersegment eliminations	(1.0)	0.1		(8.3)	(2.4)
Change in LIFO reserve	(19.7)	2.2		(34.8)	3.8

Total	$95.1	$105.1	(10)%	$244.9	$283.7	(14)%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	10.7%	8.8%	190	8.9%	8.6%	30
Commercial Fixturing & Components	4.6%	8.1%	(350)	4.4%	6.5%	(210)
Industrial Materials	11.6%	8.2%	340	10.1%	7.3%	280
Specialized Products	6.3%	9.8%	(350)	7.5%	9.5%	(200)

Overall from Continuing Operations	8.4%	9.6%	(120)	7.7%	8.8%	(110)

LAST SIX QUARTERS	2007			2008
Selected Figures (restated to exclude discontinued operations)	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,071	1,092	1,040	998	1,063	1,132
Sales Growth (vs. prior year)	(0.7)%	(2.1)%	1.4%	(4.7)%	(0.7)%	3.7%
EBIT ($ million)	86.8	105.1	(92.8)	69.1	80.7	95.1
EBIT Margin	8.1%	9.6%	(8.9)%	6.9%	7.6%	8.4%
Net Earnings - continuing operations ($ million)	56.3	64.1	(117.4)	39.2	43.5	48.4
Net Margin - continuing operations	5.3%	5.9%	(11.3)%	3.9%	4.1%	4.3%
EPS - continuing operations (diluted)	$0.31	$0.36	$(0.67)	$0.23	$0.25	$0.29
EBITDA ($ million) [3]	142	153	93	112	129	123
Cash from Operations ($ million) [3]	93	194	178	53	73	77
Net Debt to Net Capital [3]	27%	28%	28%	31%	32%	28%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	(6.6)%	(8.6)%	(7.1)%	(11.0)%	(1.2)%	3.1%
Commercial Fixturing & Components	(1.5)%	(3.2)%	(0.7)%	(3.8)%	(15.7)%	(16.1)%
Industrial Materials	(2.4)%	(3.5)%	(2.7)%	7.7%	26.6%	47.1%
Specialized Products	5.9%	11.2%	16.5%	0.7%	0.8%	(0.7)%
Overall from Continuing Operations	(3.0)%	(4.4)%	(1.0)%	(6.2)%	(0.5)%	4.3%

[1]	Prior years’ results have been restated to exclude discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.